UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2011

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 31, 2011 The Interpublic Group of Companies, Inc. (the “Company”) entered into an amendment and restatement (the “Amendment”) of the Company’s credit agreement originally dated as of July 18, 2008 and amended and restated as of April 23, 2010 (as further amended and restated pursuant to the Amendment, the “Credit Agreement”).  Under the Amendment, the revolving commitments under the Credit Agreement were increased from $650 million to $1 billion, and the maturity date was extended to May 31, 2016.  The Company also has the ability, subject to the satisfaction of certain conditions, to increase the commitments under the Credit Agreement from time to time by an additional amount of up to $250 million.

Pursuant to the Amendment, pricing will improve.  Based on the Company’s current credit ratings, the spread over LIBOR the Company will pay for LIBOR-based borrowings is 1.6% and the facility fee payable on a lender’s revolving commitment is 0.4%. Furthermore, certain restrictive covenants were either removed or liberalized.  Among other changes, covenants restricting acquisitions and capital expenditures were removed from the Credit Agreement.  The existing covenant, which essentially restricts the payment of certain dividends and share repurchases, was liberalized as described below and would become inapplicable in the event that the Company were to receive investment grade long-term senior unsecured debt ratings from any two of S&P, Moody’s and Fitch.  As amended, this covenant permits certain specified payments as exceptions to the restrictions and also includes a basket permitting dividends and share repurchases not otherwise permitted in any fiscal year up to the sum of $800 million plus the aggregate cash proceeds received from any asset disposition by the Company or any of its subsidiaries on or after May 18, 2011 (determined on a cumulative basis, but less amounts previously applied pursuant to the basket).

Financial covenants contained in the Credit Agreement were also modified. The Company is required to maintain, as of the end of the relevant period: (i) an interest coverage ratio of not less than 4.50 to 1.00 for the period of four fiscal quarters ended June 30, 2011, and of not less than 5.00 to 1.00 for each period of four fiscal quarters ending thereafter; (ii) a leverage ratio of not more than 3.25 to 1.00 for the period of four fiscal quarters ended June 30, 2011, 3.00 to 1.00 for the period of four fiscal quarters ended September 30, 2011, and 2.75 to 1.00 for each period of four fiscal quarters ending thereafter; and (iii)  minimum EBITDA of $550 million for each period of four fiscal quarters ended June 30, 2011 and September  30, 2011, and $600 million for each period of four fiscal quarters ending thereafter. The financial covenant requiring the maintenance of minimum EBITDA will no longer be applicable if the Company becomes investment grade.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1, which is incorporated herein by reference.  A copy of the Company’s press release announcing the Amendment is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 10.1:
Credit Agreement, dated as of July 18, 2008, as amended and restated as of April 23, 2010, and as further amended and restated as of May 31, 2011, among The Interpublic Group of Companies, Inc., the lenders named therein and Citibank, as administrative agent.

Exhibit 99.1:	Press release of The Interpublic Group of Companies, Inc. dated May 31, 2011: Interpublic Amends Bank Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: June 1, 2011	By:	/s/ Steven Planchard
Steven Planchard Vice President Associate General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1:
Credit Agreement, dated as of July 18, 2008, amended and restated as of April 23, 2010, and further amended and restated as of May 31, 2011, among The Interpublic Group of Companies, Inc., the lenders named therein and Citibank, as administrative agent.

99.1:	Press release of The Interpublic Group of Companies, Inc. dated May 31, 2011: Interpublic Amends Bank Credit Facility.